EXHIBIT 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

May 19, 2005

ATB Holdings Inc.

Registration Statement On Form S-4

(Registration Statement No. 333-119689)

Ladies and Gentlemen:

We have acted as special counsel for ATB Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of shares of its Common Stock, par value $1.00 per share (the “Shares”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), to which this opinion is being filed as an exhibit. The Shares are proposed to be issued pursuant to the Master Agreement, dated as of March 18, 2004 and amended as of April 27, 2005 (as so amended, the “Master Agreement”), among Ashland Inc., the Company, EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC.

As special counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company; (b) the By-Laws of the Company; (c) the Master Agreement; (d) various corporate records and proceedings relating to the organization of the Company and the issuance by the Company of the Shares; (e) various resolutions of the Company relating to the organization of the Company and the issuance by the Company of the Shares; and (f) a specimen certificate representing the Shares.

We base the opinions we express below in part on the following assumptions we have made:

•	the certificates of officers of the Company and of public officials referred to above are accurate with respect to the factual matters those certificates cover or contain;

•	all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic;

•	the Registration Statement and any post-effective amendments thereto will have become effective under the Securities Act of 1933;

•	the Company will have issued the Shares in the manner the Registration Statement and the Master Agreement describe and otherwise in compliance with all applicable federal and state securities laws;

•	the certificates representing the Shares will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Certificate of Incorporation of the Company and the By-Laws of the Company and the provisions of the Master Agreement; and

•	the aggregate consideration to be received by the Company in exchange for the Shares, pursuant to the Master Agreement, will not be less than the aggregate par value of the Shares.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares have been duly and validly authorized, and when issued in the manner referred to in the Master Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice law in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

ATB Holdings Inc.

50 E. RiverCenter Boulevard

Covington, KY 41012

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